UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-156806

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-170743

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-178034

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-181255

UNDER THE SECURITIES ACT OF 1933

SANTARUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0734433
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3611 Valley Centre Drive, Suite 400

San Diego, California 92130

(858) 314-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Rick D. Scruggs, Executive Vice President, Business Development

William Bertrand, Jr., Senior Vice President, General Counsel

c/o Salix Pharmaceuticals, Ltd.

8510 Colonnade Center Drive

Raleigh, NC 27615

(919) 862-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

David B.H. Martin, Esq.

Keir D. Gumbs, Esq.

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004

(202) 662-6000

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Form S-3 Registration Statements of Santarus, Inc., a Delaware corporation (“Santarus”) (collectively, the “Registration Statements”):

•	Registration Statement No. 333-156806, filed with the United States Securities and Exchange Commission (the “SEC”) on January 20, 2009, as amended by Pre-Effective Amendment No. 1 (filed with the SEC on April 23, 2009).

•	Registration Statement No. 333-170743, filed with the SEC on November 19, 2010.

•	Registration Statement No. 333-178034, filed with the SEC on November 17, 2011.

•	Registration Statement No. 333-181255, filed with the SEC on May 8, 2012.

Santarus is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Santarus pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of November 7, 2013, among Santarus, Salix Pharmaceuticals, Ltd., a Delaware corporation (“Salix”), Salix Pharmaceuticals, Inc., a California corporation (“Intermediary”) and Willow Acquisition Sub Corporation, a Delaware corporation and an indirect wholly owned subsidiary of Salix (“Merger Sub”), on January 2, 2014, Merger Sub merged with and into Santarus (the “Merger”), with Santarus surviving as an indirect wholly owned subsidiary of Salix. Pursuant to the terms of the Merger Agreement, each share of Santarus’ common stock, par value $0.0001 per share (the “Shares”), issued and outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than (i) Shares held in the treasury of Santarus, (ii) Shares owned by Salix, Merger Sub or any wholly owned subsidiary of Salix or Santarus and (iii) Shares that are held by any stockholders who are entitled to and who properly demand appraisal in connection with the Merger) was canceled and converted automatically into the right to receive $32.00 per Share, net to the seller in cash, without interest thereon and subject to any required withholding taxes.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Santarus has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by Santarus in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering, Santarus hereby removes and withdraws from registration any and all securities of Santarus registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to Form S-3 Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on January 2, 2014.

SANTARUS, INC.

By:	/S/ TIMOTHY J. CREECH
Timothy J. Creech
President, Director

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ TIMOTHY J. CREECH Timothy J. Creech	President, Director (Principal Executive, Financial and Accounting Officer)	January 2, 2014

/s/ WILLIAM BERTRAND, JR. William Bertrand, Jr.	Secretary, Director	January 2, 2014